Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports 2012 Financial and Operating Results

and Announces Strong Initial Oil Rates on All Four-Well Pads in DJ Basin

DENVER – February 21, 2013 – Bill Barrett Corporation (NYSE: BBG) today reported 2012 results and announced operational updates including:

•	Total oil and natural gas production growth up 10% to 118 billion cubic feet equivalent (“Bcfe”)

•	Oil production up 80% to 2.7 million barrels

•	Oil reserves up 66% to 51 million barrels

•	Proved reserves plus risked resources of 2.9 trillion cubic feet equivalent (“Tcfe”), including nearly 200 million barrels of oil

•	Discretionary cash flow of $403 million or $8.51 per diluted common share; Adjusted net income of $6.9 million, or $0.15 per diluted common share (non-GAAP measures, see below)

•	Success with Denver-Julesburg (“DJ”) Basin pad drilling, with 30-day rates averaging 412 barrels of oil equivalent per well per day (“Boe/d”) at the first three four-well pads

•	Completion of $335 million sale of natural gas assets

Chief Executive Officer Scot Woodall commented: “We closed 2012 with estimated proved reserves that included 51 million barrels of oil, an increase of 66% over 2011, and exit rate production that included 8,950 barrels of oil per day, accounting for 24% of total production. We have established a drilling inventory at our key oil programs of nearly 3,000 locations, or more than 15 years of drilling based on current activity.

“We have commenced 2013 with a focused strategy: execute development of our two core oil programs to optimize operating efficiencies and returns. We will increase activity at the Uinta Oil Program with a four-rig vertical drilling program. In the DJ Basin, we are very encouraged by results to date. We will run a two-rig program that will be predominantly pad drilling, as well as delineate our acreage position in the Northeast Wattenberg –an area where industry activity has established proven results, identified significant upside and demonstrated repeatability. We have no active rigs in our natural gas plays.

“We have an $825 million line of credit and have approximately 70% of 2013 production hedged. As previously reported, we plan to fully fund our 2013 capital program with cash flows and asset sales. We are well positioned with the right assets, excellent liquidity and a solid, focused plan to deliver value to our shareholders in 2013.”

OPERATING AND FINANCIAL RESULTS

Total estimated proved reserves at year-end 2012 were 1.04 trillion cubic feet equivalent (“Tcfe”). Estimated proved reserves were 29% oil and 71% natural gas and were 59% developed and 41% undeveloped.

Oil and natural gas production totaled 117.6 Bcfe in 2012, up 10% from 106.8 Bcfe in 2011. Production growth was primarily from the Uinta and DJ oil programs followed by growth in natural gas production stemming from early year drilling at West Tavaputs and Gibson Gulch. Year-over-year growth in oil production of 80% met the Company’s target for the year. Fourth quarter production was 28.2 Bcfe, down slightly from 29.1 Bcfe in the fourth quarter of 2011, and was negatively affected by 1.2 Bcf due to a fire at a West Tavaputs compressor station.

Realized pricing, including the effects of the Company’s hedging activities and natural gas liquids (“NGL”) recovery, was $6.32 per thousand cubic feet equivalent (“Mcfe”), including an $0.82 per Mcfe benefit from NGL-related pricing and a $1.05 per Mcfe benefit from realized hedges. The average realized price is down from $7.05 per Mcfe in 2011, primarily due to significantly lower natural gas and NGL prices. The average realized natural gas price was $5.07 per Mcf in 2012 compared with $6.46 per Mcf in 2011. The average realized oil price was $84.96 per barrel (“Bbl”) in 2012 compared with $80.63 per Bbl in 2011. The fourth quarter 2012 average realized price was $6.78 per Mcfe compared with $6.96 per Mcfe in 2011. (See “Selected Operating Highlights” below for more detail.)

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) for 2012 was $402.9 million, or $8.51 per diluted common share, down from $478.2 million, or $10.12 per diluted common share, in 2011. The decline in discretionary cash flow is primarily due to lower realized natural gas prices and increased interest expenses, partially offset by higher production volumes. Discretionary cash flow was $103.5 million for the fourth quarter of 2012 compared with $124.8 million for the fourth quarter of 2011.

Net income for 2012 was $0.6 million, or $0.01 per diluted common share, down from income of $30.7 million, or $0.65 per diluted common share, in 2011. Net income in 2012 was affected by the same factors as discretionary cash flow, which were partially offset by a commodity derivative gain in 2012 of $72.8 million versus a loss in 2011 of $14.3 million and a lower impairment expense in 2012 of $37.3 million versus $100.3 million in 2011. Dry hole expenses in 2012 were $21.0 million, or $13.0 million after-tax (applying a standard 38% rate.) Net income for the fourth quarter was $14.0 million compared with a loss of $37.8 million in the fourth quarter of 2011. Dry hole expenses in the fourth quarter were $5.1 million (pre-tax), which related primarily to one exploratory dry hole in the Southern Alberta Basin.

Adjusted net income (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below) for 2012 was $6.9 million, or $0.15 per diluted common share, compared with $84.0 million, or $1.78 per diluted common share, in 2011. Adjusted net income for the fourth quarter of 2012 was $9.6 million compared with $20.6 million in 2011. Adjusted net income removes the effect of non-recurring charges such as unrealized derivative gains and losses, impairment expenses, property sales and one-time items.

On December 31, 2012, the Company closed on the sale of natural gas assets for a transaction value of $335 million. The assets included all Wind River natural gas producing properties, Powder River Basin coal bed methane and a working interest in the Gibson Gulch-Piceance Basin development property. The transaction value was adjusted to the October 1, 2012 effective date and for other customary closing adjustments, providing net proceeds to the Company of $325.3 million, which included a $33.5 million deposit received in November 2012. Net proceeds from the transaction were applied to pay off the $250 million balance on the Company’s revolving credit facility and to working capital, with the remaining proceeds of approximately $30 million to be applied to the Company’s 2013 development capital.

DEBT AND LIQUIDITY

At December 31, 2012, the Company had borrowing capacity of $799.0 million and total debt outstanding of $1.17 billion. The Company had zero drawn on its revolving credit facility. The facility has a borrowing base of $825.0 million less an outstanding letter of credit for $26.0 million. Debt outstanding includes $1,075.3 million principal in senior notes and $97.6 million for a lease financing obligation. The Company has no significant debt maturity before 2016.

OPERATIONS

Production and Capital Expenditures

The following table lists average daily production and capital expenditures by basin for the three and twelve months ended December 31, 2012:

	Average Net Production (MMcfe/d)		Capital Expenditures ($millions)
Basin	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2012	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2012
Uinta:
Uinta Oil Program	42	31	72	315
West Tavaputs	77	95	14	107
Piceance	134	141	15	208
Denver-Julesburg	15	10	50	226
Powder River (CBM)	26	30	—	—
Other	13	14	33	108

Total	307	321	184	963

(MMcfe/d: million cubic feet equivalent per day)

Operating and Drilling Update

The Company’s 2013 capital budget is focused on development drilling at the Company’s two core oil programs in the Uinta and DJ Basins. The capital budget anticipates drilling or participating in approximately 180 gross/100 net development wells, including approximately 30 non-operated wells, and includes on average four active rigs in the Uinta and two active rigs in the DJ. The budget also anticipates drilling at least five development wells in the Powder River Deep Oil Program.

Uinta Basin, Utah

Uinta Oil Program (Blacktail Ridge, Lake Canyon, East Bluebell and South Altamont) – The Company is currently running a four-rig program in the area and expects to drill approximately 80-85 gross/45-50 net operated wells in 2013, plus participate in approximately 8 wells operated by its partner in Lake Canyon. Substantially all wells are vertical development wells. The 2013 drilling program includes activity in each of the Company’s positions across the basin, including Blacktail Ridge, Lake Canyon, South Altamont and East Bluebell, and includes testing 80-acre spacing in the Blacktail Ridge area.

During 2012, the Company increased production from the area significantly, increasing 86% in the fourth quarter of 2012 compared with the fourth quarter of 2011. In addition, year-end reserves in the area increased 63% to 47 MMBoe.

At December 31, 2012, the Company had an approximate 76% working interest in production from 226 gross wells. The working interests for wells in the 2013 program are expected to average 54% (or higher depending upon partner elections). As of year-end 2012, the Company had approximately 155,000 net acres (including acreage to be earned) in the program.

West Tavaputs – Drilling in the area remains suspended due to low natural gas prices. Fourth quarter 2012 production was negatively affected by a fire at one of the Company’s compressor stations in the area, with the majority of production back on-line by the start of the first quarter.

At December 31, 2012, the Company had an approximate 96% working interest in production from 298 gross wells.

The Company’s acreage in the area, including acreage at the nearby Hornfrog prospect and other acreage that can be earned, is 71,000 gross and 53,000 net. The Company plans no drilling activity in the area in 2013, which will have a nominal effect on its lease position and is not expected to impact future drilling plans.

Denver-Julesburg Basin, Colorado and Wyoming

Wattenberg – In the rapidly growing DJ Basin program, the Company is currently running one rig with plans to add a second rig in the second quarter. The Company expects to drill approximately 65 gross/45 net operated wells in 2013, plus participate in approximately 20 wells operated by partners. The 2013 drilling plan is primarily focused on horizontal development drilling, targeting the B bench of the Niobrara formation.

The Company initiated pad drilling in the second half of 2012 with three four-well pads. The wells were drilled on average to a vertical depth of approximately 6,400 feet plus a 4,000 foot lateral with an average of 18 fracture stimulation stages. One pad placed all four horizontal wells into the Niobrara B bench and the two additional pads drilled two wells into the Niobrara B and two wells into the Niobrara C benches. Results are encouraging to date, with 24-hour peak rates that averaged 742 Boe/d per well and 30-day average rates of 412 Boe/d per well.

During 2012, the Company significantly increased production from the area, up 2.6 times in the fourth quarter of 2012 compared with the fourth quarter of 2011. The Company increased year-end reserves in the area by 82% to 12 MMBoe and estimated risked resources (see “Reserve and Resource Disclosure” below) in the area at 89 MMBoe with more than 1,000 associated drilling locations.

At December 31, 2012, the Company had an approximate 74% working interest in production from 298 gross wells and held approximately 76,000 net acres in the program including approximately 39,700 in the Northeast Wattenberg where the Company plans to concentrate its 2013 drilling program.

Piceance Basin, Colorado

Gibson Gulch – Drilling in the area remains suspended as a result of low natural gas and NGL prices. In the fourth quarter of 2012, the Company closed on the sale of an 18% interest (which progresses to 26% in 2016) in Gibson Gulch.

A portion of Gibson Gulch natural gas production is processed, at the election of the Company, exposing the Company to the benefits of NGL pricing. The incremental benefit to the Company-wide realized price from natural gas liquids was $0.82 per Mcfe in 2012 and $0.62 per Mcfe in the fourth quarter of 2012. Due to low current and anticipated pricing of ethane, the Company has elected to reject ethane in the processing of NGLs for the first quarter of 2013 and expects it may elect to reject ethane in future quarters of 2013.

At December 31, 2012, the Company had an approximate 80% working interest in production from 955 gross wells in its Gibson Gulch program. The Company plans no drilling activity in the area in 2013, which will have no effect on its lease position, as 99% of the Company’s net acreage is held by production.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company’s 2013 guidance (please reference “Forward-Looking Statements” below) is as follows. As previously reported, the Company is committed to not increasing debt year-over-year and intends to fund its capital expenditure program with cash flow and property dispositions.

The Company may update the following guidance as business conditions warrant:

•	Capital expenditures of $475 to $525 million.

•

Oil and natural gas production of 83 to 87 Bcfe on a two-stream basis or oil, natural gas and NGL production of 86 to 90 Bcfe on a three-stream basis. The Company is targeting 50% to 55% growth in oil production in 2013 over 2012 and expects approximately 6% to 8% of production will be NGLs (assuming ethane rejection.)

•	Lease operating costs of $62 to $67 million.

•	Gathering, transportation and processing costs of $72 to $75 million.

•

General and administrative expenses, before non-cash stock-based compensation costs, of $50 to $54 million. This range includes approximately $4 million for one-time charges associated with employee transition costs.

Commodity Hedges Update

It is the Company’s strategy to hedge a portion of its production to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows in order to support the Company’s capital expenditure program.

For 2013 and 2014, the Company has hedges in place as outlined in the table below. Swap positions for natural gas and NGLs are tied to regional sales points and oil hedge positions are tied to WTI and include:

•	For 2013, approximately 62.4 Bcfe, or approximately 70% of production, at a weighted average blended price of $7.57 per Mcfe.

•	For 2014, approximately 32.8 Bcfe at a weighted average blended price of $7.05 per Mcfe.

The following table summarizes hedge positions as of February 8, 2013:

	Natural Gas		NGLs*		Oil

Period	Volume MMBtu/d	Price $/MMBtu	Volume Gallons Qtr Total	Price $/Gal	Volume Bopd	Price $/Bbl

1Q13	150.0	3.69	3,375,000	1.78	7,172	98.00
2Q13	127.5	3.74	3,375,000	1.78	7,500	98.01
3Q13	140.0	3.70	3,375,000	1.78	7,500	98.01
4Q13	123.4	3.72	3,375,000	1.78	7,500	98.01
1Q14	75.0	3.83	—	—	3,600	95.99
2Q14	75.0	3.83	—	—	3,600	95.99
3Q14	75.0	3.83	—	—	3,600	95.99
4Q14	75.0	3.83	—	—	3,600	95.99

*	NGL volumes include propane, butanes and natural gasoline. No ethane volumes are hedged.

2012 RESULTS WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held tomorrow, February 22, 2013, to discuss 2012 results. Please join Bill Barrett Corporation executive management at 11:00 a.m. Eastern time/9:00 a.m. Mountain time for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 866-783-2141 (857-350-1600 inter-national callers) with passcode 27941963. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through March 1, 2013 at call-in number 888-286-8010 (617-801-6888 international) with passcode 10028761.

UPCOMING EVENTS

Updated investor presentations will be posted to the homepage of the Company’s website at www.billbarrettcorp.com for each event below. Webcast events will also be accessible on the homepage of the Company’s website:

Investor Conferences

Chief Financial Officer Bob Howard will participate in investor meetings at the Simmons Thirteenth Annual Energy Conference on March 1, 2013. The presentation for this event will be posted at 5:00 p.m. Mountain time on Thursday, February 28, 2013.

Chief Executive Officer Scot Woodall will present at the 41st Annual Howard Weil Energy Conference on March 18, 2013 at 2:55 p.m. Central time. The event will not be webcast. The presentation for this event will be posted at 5:00 p.m. Mountain time on Friday, March 15, 2013.

DISCLOSURE STATEMENTS

Natural Gas Liquids

Effective January 1, 2013, the Company intends to report its production volumes on a three-stream basis, which separately reports NGLs extracted from the natural gas stream and sold as a separate product. The NGL volumes identified by our gas purchasers are converted to an oil equivalent, based on 42 gallons per barrel and compared to overall gas equivalent production based on a 1 barrel to 6 Mcf ratio.

Reserve and Resource Disclosure

The SEC permits oil and gas companies to disclose proved, probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

We may use certain terms in this release, such as “risked resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The calculation of risked resources, and any other estimates of reserves and resources that are not proved, probable or possible reserves are not necessarily calculated in accordance with SEC guidelines. Our estimate of risked resources is not prepared or reviewed by third party engineers, is determined using strip pricing, which we use internally for planning and budgeting purposes, and may differ from an un-risked estimate of proved, probable and possible reserves. The Company’s estimate of risked resources is provided in this release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies; however, the Company’s estimate of risked resources may not be comparable to similar metrics provided by other companies. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2012, available on the Company’s website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2013 guidance,” which contains projections for certain 2013 operational and financial metrics. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements. The Company provided unaudited estimates of certain year-end financial results, which are subject to revision in our audited financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things: oil, NGL and natural gas price volatility; costs and availability of third party facilities for gathering, processing, refining and transportation; the ability to receive drilling and other permits and rights-of-way; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing; exploration risks such as drilling unsuccessful wells; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; debt and equity market conditions, including the availability and costs of financing to fund the Company’s operations; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; development drilling and testing results; the potential for production decline rates to be greater than we expect; performance of acquired properties; compliance with environmental and other regulations; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties; litigation; environmental liabilities; and, other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Production Data:
Natural gas (MMcf)	23,070	26,260	101,486	97,856
Oil (MBbls)	857	466	2,687	1,490
Combined volumes (MMcfe)	28,212	29,056	117,608	106,796
Daily combined volumes (Mmcfe/d)	307	316	321	293

Average Prices (before the effects of realized hedges):
Natural gas (per Mcf) (1)	$4.56	$5.44	$4.00	$5.71
Oil (per Bbl)	75.03	81.57	79.39	81.97
Combined (per Mcfe)	6.01	6.23	5.27	6.37

Average Realized Prices (after the effects of realized hedges):
Natural gas (per Mcf) (1)	$5.18	$6.26	$5.07	$6.46
Oil (per Bbl)	83.84	81.48	84.96	80.63
Combined (per Mcfe)	6.78	6.96	6.32	7.05

Average Costs (per Mcfe):
Lease operating expense	$0.64	$0.54	$0.62	$0.53
Gathering, transportation and processing expense	0.94	0.94	0.91	0.87
Production tax expense	0.15	0.28	0.22	0.35
Depreciation, depletion and amortization (3)	3.32	2.68	2.91	2.70
General and administrative expense, excluding non-cash stock-based compensation (2)	0.47	0.39	0.44	0.45

(1)	Natural gas average prices include the effect of NGL revenues.

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

(3)	The calculation of the per unit DD&A rate for the fourth quarter of 2012 is adjusted to reflect the fourth quarter asset sale. The assets were excluded from the overall corporate depletion pool, and the per unit calculation adjusts the production accordingly.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
Operating and Other Revenues:
Oil and gas production (1)	$184,083	$207,615	$700,639	$780,751
Other	(4,282)	845	(444)	4,873

Total operating and other revenues	179,801	208,460	700,195	785,624

Operating Expenses:
Lease operating	18,063	15,546	72,734	56,603
Gathering, transportation and processing	26,609	27,318	106,548	93,423
Production tax	4,320	8,205	25,513	37,498
Exploration	751	1,043	8,814	3,645
Impairment, dry hole costs and abandonment	7,690	99,036	67,869	117,599
Depreciation, depletion and amortization	75,425	78,015	326,842	288,421
General and administrative (2)	13,196	11,195	52,222	47,744
Non-cash stock-based compensation (2)	4,029	5,337	16,444	19,036

Total operating expenses	150,083	245,695	676,986	663,969

Operating Income/ (Loss)	29,718	(37,235)	23,209	121,655

Other Income and Expense:
Interest income and other income (expense)	27	(560)	1,756	(397)
Interest expense	(25,477)	(20,238)	(95,506)	(58,616)
Commodity derivative gain (loss) (1)	19,328	(1,529)	72,759	(14,263)

Total other income and expense	(6,122)	(22,327)	(20,991)	(73,276)

Income (Loss) before Income Taxes	23,596	(59,562)	2,218	48,379
Provision for (Benefit from) Income Taxes	9,579	(21,782)	1,636	17,672

Net Income (Loss)	$14,017	$(37,780)	$582	$30,707

Net Income (Loss) Per Common Share
Basic	$0.30	$(0.81)	$0.01	$0.66
Diluted	$0.30	$(0.81)	$0.01	$0.65

Weighted Average Common Shares Outstanding
Basic	47,260	46,888	47,195	46,536
Diluted	47,358	46,888	47,354	47,237

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Included in oil and gas production revenue:
Certain realized gains on hedges	$14,514	$26,699	$81,166	$99,922

Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives not designated as cash flow hedges	$7,291	$(5,349)	$42,305	$(28,054)
Unrealized ineffectiveness gain (loss) recognized on derivatives designated as cash flow hedges	—	(6)	—	1,026
Unrealized gain on derivatives not designated as cash flow hedges	12,037	3,826	30,454	12,765

Total commodity derivative gain (loss)	$19,328	$(1,529)	$72,759	$(14,263)

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)	As of December 31, 2012	As of December 31, 2011

Assets:
Cash and cash equivalents	$79,445	$57,331
Other current assets (1)	148,894	189,012
Property and equipment, net	2,611,337	2,406,764
Other noncurrent assets (1)	29,773	34,823

Total assets	$2,869,449	$2,687,930

Liabilities and Stockholders’ Equity:
Current liabilities (1)	$213,133	$233,198
Notes payable to bank	—	70,000
Capital lease	88,519	—
Senior notes	1,042,791	641,198
Convertible senior notes	25,344	171,042
Other long-term liabilities (1)	316,887	353,654
Stockholders’ equity	1,182,775	1,218,838

Total liabilities and stockholders’ equity	$2,869,449	$2,687,930

(1)	At December 31, 2012, the estimated fair value of all of our commodity derivative instruments was a net asset of $32.6 million, comprised of: $30.0 million current assets; $3.0 million non-current assets; and $0.4 million non-current liabilities. This amount will fluctuate quarterly based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2012	2011	2012	2011
Operating Activities:
Net income (loss)	$14,017	$(37,780)	$582	$30,707
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	75,425	78,015	326,842	288,421
Impairment, dry hole costs and abandonment expense	7,690	99,036	67,869	117,599
Unrealized derivative (gain)\loss	(12,037)	(3,820)	(30,454)	(13,791)
Deferred income taxes	7,484	(21,782)	(217)	17,688
Stock compensation and other non-cash charges	4,047	5,995	16,727	21,953
Amortization of debt discounts and deferred financing costs	1,715	4,037	8,425	13,886
Loss (gain) on sale of properties	4,387	54	4,279	(1,955)

Change in assets and liabilities:
Accounts receivable	(14,986)	(12,901)	(10,511)	(27,680)
Prepayments and other assets	(222)	(808)	1,293	1,809
Accounts payable, accrued and other liabilities	7,402	36,683	2,589	24,531
Amounts payable to oil & gas property owners	3,421	(11,771)	3,988	(4,010)
Production taxes payable	(510)	417	(2,976)	10,190

Net cash provided by operating activities	$97,833	$135,375	$388,436	$479,348

Investing Activities:
Additions to oil and gas properties, including acquisitions	(207,109)	(245,809)	(958,654)	(947,206)
Additions of furniture, equipment and other	(1,712)	(5,384)	(7,231)	(11,142)
Proceeds from sale of properties and other investing activities	328,797	(102)	328,888	1,702

Net cash provided by (used in) investing activities	$119,976	$(251,295)	$(636,997)	$(956,646)

Financing Activities:
Proceeds from debt	90,000	70,000	875,826	800,000
Principal payments on debt	(252,223)	—	(595,386)	(330,000)
Deferred financing costs and other	(74)	(5,224)	(10,438)	(16,308)
Proceeds from stock option exercises	—	3,256	673	22,247

Net cash provided by (used in) financing activities	$(162,297)	$68,032	$270,675	$475,939

Increase (Decrease) in Cash and Cash Equivalents	55,512	(47,888)	22,114	(1,359)
Beginning Cash and Cash Equivalents	23,933	105,219	57,331	58,690

Ending Cash and Cash Equivalents	$79,445	$57,331	$79,445	$57,331

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income

(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
Net Income (Loss)	$14,017	$(37,780)	$582	$30,707
Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	75,425	78,015	326,842	288,421
Impairment, dry hole and abandonment expense	7,690	99,036	67,869	117,599
Exploration expense	751	1,043	8,814	3,645
Unrealized derivative (gain)/loss	(12,037)	(3,820)	(30,454)	(13,791)
Deferred income taxes	7,484	(21,782)	(217)	17,688
Stock compensation and other non-cash charges	4,047	5,995	18,328	21,953
Amortization of debt discounts and deferred financing costs	1,715	4,037	8,425	13,886
Gain on extinguishment of debt	—	—	(1,601)	—
Loss (gain) on sale of properties	4,387	54	4,279	(1,955)

Discretionary Cash Flow	$103,479	$124,798	$402,867	$478,153

Per share, diluted	$2.19	$2.66	$8.51	$10.12
Per Mcfe	$3.67	$4.30	$3.43	$4.48

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share amounts)	2012	2011	2012		2011
Net Income (Loss)	$14,017	$(37,780)	$582		$30,707
Adjustments to net income (loss):
Unrealized derivative (gain)/loss	(12,037)	(3,820)	(30,454)		(13,791)
Impairment expense	239	96,399	37,348		100,278
Loss (gain) on sale of properties	4,387	54	4,279		(1,955)
One time items:
Gain on extinguishment of debt	—	—	(1,601)		—

Subtotal Adjustments	(7,411)	92,633	9,572		84,532
Effective tax rate	41%	37%	34	%(1)	37%

Tax effected adjustments	(4,372)	58,359	6,327		53,255

Adjusted Net Income	$9,645	$20,579	$6,909		$83,962

Per share, diluted	$0.20	$0.44	$0.15		$1.78
Per Mcfe	$0.34	$0.71	$0.06		$0.79

(1)	The annualized rate was adjusted to a weighted rate so that the four quarters would sum.

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measures of discretionary cash flow and adjusted net income are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income for unusual items to allow for a more consistent comparison from period to period. In addition, these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow and adjusted net income exclude some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.

BILL BARRETT CORPORATION

Costs Incurred and Reserve Information

(Unaudited)

($ in millions)	2012	2011	2010
TOTAL CAPITAL EXPENDITURES	$962.6	$987.3	$473.3
Furniture, fixtures and equipment and real estate	(6.9)	(10.6)	(3.8)
Change in asset retirement obligation	8.3	12.1	1.3

TOTAL COSTS INCURRED (1)	$964.0	$988.8	$470.8

TOTAL COSTS INCURRED DISCLOSURE
Exploration costs	32.5	20.8	$82.8
Development costs	754.2	607.7	358.3
Acquisition costs:
Unproved properties	163.0	183.4	25.2
Proved properties	6.0	164.8	3.2
Change in asset retirement obligation	8.3	12.1	1.3

TOTAL COSTS INCURRED (1)	964.0	988.8	470.8
less: asset retirement obligation	(8.3)	(12.1)	(1.3)
less: (Proceeds)/adjusted proceeds received from JV partners	—	—	1.5
less: Capitalized interest	(0.5)	(1.4)	(4.2)

Adjusted costs incurred	$955.2	$975.3	$466.8

RESERVE ADDITIONS (Bcfe)
Extensions, discoveries and other additions	187.3	211.4	185.1
Revisions of previous estimates based on performance	(44.0)	37.9	39.8
Revisions of previous estimates based on price or aging	(129.2)	5.5	27.4
Purchases of reserves in place	1.8	98.3	1.4

RESERVE ADDITIONS Bcfe	15.9	353.1	253.7

RESERVE ADDITIONS MMBoe	2.7	58.9	42.3

SALES INFORMATION
Property sales	$329.0	$2.0	$4.4
Sales of reserves (Bcfe)	219.3	—	3.7

(1)	Costs Incurred is a defined capital expenditure used in the discussion of proved reserves in the Company’s Form 10-K for the years indicated.